EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2023 SECOND QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (July 25, 2023) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.7 million, or $0.26 diluted earnings per share, for the second quarter of 2023, compared to net income of $2.9 million, or $0.27 diluted earnings per share, for the first quarter of 2023, and net income of $3.5 million, or $0.31 diluted earnings per share, for the second quarter of 2022.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “While the interest rate increases by the Federal Reserve have impacted our net interest income and net interest margin, we had another profitable quarter and were able to maintain and even slightly increase our deposits. Non-performing assets have remained stable at very acceptable levels and we have increased our allowance for credit losses due to the implementation of the new accounting standard for current expected credit losses.”

Second Quarter Performance Highlights:
•Assets totaled $1.4 billion both at June 30, 2023 and March 31, 2023, and totaled $1.3 billion at December 31, 2022.
•Loans and leases, net of allowance for credit losses, totaled $1.0 billion at June 30, 2023, compared to $989.1 million at March 31, 2023, and $961.7 million at December 31, 2022.
•Nonperforming loans and leases totaled $8.5 million, or 0.81% of total loans and leases, at June 30, 2023, compared to $8.6 million, or 0.86% of total loans and leases, at March 31, 2023, and $9.2 million, or 0.94% at December 31, 2022.
•The allowance for credit losses totaled $15.4 million, or 1.45% of total loans and leases outstanding, at June 30, 2023, compared to $15.5 million, or 1.54% of total loans and leases outstanding, at March 31, 2023. The allowance for loan and lease losses totaled $12.4 million, or 1.27% of total loans and leases outstanding, at December 31, 2022. On January 1, 2023, the Bank adopted the accounting standard referred to as Current Expected Credit Loss (“CECL”), which resulted in a one-time adjustment from equity into the allowance for credit losses and the allowance for off-balance sheet commitments in the amount of $3.8 million, net of tax.
•The provision for credit losses totaled $8,000 in the quarter ended June 30, 2023, compared to $170,000 in the quarter ended March 31, 2023, and $200,000 in the second quarter of 2022.
•Deposits totaled $1.0 billion at June 30, 2023, March 31, 2023 and December 31, 2022. At June 30, 2023, noninterest-bearing deposits totaled $104.7 million, or 10.1% of total deposits, compared to $96.8 million, or 9.4% of total deposits at March 31, 2023, and $106.4 million, or 10.6% of total deposits at December 31, 2022.
•Stockholders’ equity totaled $130.8 million at June 30, 2023, compared to $136.1 million at March 31, 2023, and $133.0 million at December 31, 2022. The Company’s equity to assets ratio was 9.28% at June 30, 2023.
•Net interest income decreased $538,000, or 5.4%, to $9.3 million for the three months ended June 30, 2023, compared to net interest income of $9.9 million for the prior quarter, and decreased $1.2 million or 11.5% from $10.5 million for the comparable quarter in 2022.
•Annualized net interest margin was 2.77% for the current quarter, compared to 3.04% in the preceding quarter and 3.45% the second quarter a year ago.
•The Company repurchased 237,072 shares of common stock at an average price of $10.26 per share during the quarter ended June 30, 2023.
•The Bank’s Tier 1 capital to total assets was 10.81%, well in excess of all regulatory requirements at June 30, 2023.
Income Statement Summary
Net interest income before the provision for credit losses decreased $538,000, or 5.4%, to $9.3 million in the second quarter of 2023, compared to $9.9 million in the first quarter of 2023, and decreased $1.2 million, or 11.5%, from $10.5 million in the second quarter of 2022. The decrease from the first quarter of 2023 was due to a 34 basis point decrease in the average interest rate spread, partially offset by a $47.3 million increase in average interest earning assets. The decrease from the comparable quarter in 2022 was due to a 91 basis point decrease the average interest rate spread, partially offset by a $122.1 million increase in average interest earning assets. Since March 2022, in response to inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System has increased the target range for the federal funds rate by 500 basis points, including 25 basis points during the second quarter of 2023, to a range of 5.00% to 5.25%. While net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, the benefits were offset by the higher cost of interest-bearing deposit accounts and borrowings, which tend to be shorter in duration than our assets and re-price or reset faster than assets.
Interest income increased $1.0 million, or 6.8%, to $16.2 million during the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023, and increased $3.8 million, or 30.3%, compared to the quarter ended June 30, 2022.

Interest income on loans and leases increased $905,000, or 6.9%, to $14.1 million for the quarter ended June 30, 2023, compared to $13.2 million in the first quarter of 2023, due to a $45.0 million increase in the average balance of loans and leases, and an increase of 12 basis points to 5.48% in the average yield earned on loans and leases. Interest income on loans and leases increased $3.4 million, or 32.0%, in the second quarter of 2023 compared to the second quarter of 2022, due to an increase in the average balance of loans and leases of $153.4 million, and an increase of 60 basis points in the average yield earned on loans and leases.

Interest income on investment securities, excluding FHLB stock, increased $14,000, or 0.8%, to $1.8 million during the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023, and increased $154,000, or 9.3%, from the comparable quarter in 2022. The increase in interest income on investment securities, excluding FHLB stock, in the second quarter of 2023 from the first quarter of 2023 was due to a two basis point increase in the average yield earned on investment securities, partially offset by a $871,000 decrease in the average balance. The increase in interest on investment securities, excluding FHLB stock, in the second quarter of 2023 from the second quarter of 2022 was due to a 41 basis point increase in the average yield earned on investment securities, partially offset by a $29.0 million decrease in average balance of investment securities. Dividends on FHLB stock increased $42,000, or 30.4%, during the quarter ended June 30, 2023 compared to the quarter ended March 31, 2023, and increased $102,000, or 130.8%, compared to the quarter ended June 30, 2022. Interest income on cash and cash equivalents increased $68,000, or 104.4%, during the quarter ended June 30, 2023, compared to the quarter ended March 31, 2022, and increased $102,000, or 323.7%, compared to the quarter ended June 30, 2022. The increase in interest income on cash and cash equivalents in the second quarter of 2023 from the first quarter of 2023 was due to a 148 basis point increase in the average yield along with an increase of $3.1 million in the average balance. The increase in interest income on cash and cash equivalents in the second quarter of 2023 from the second quarter of 2022 was due to a 340 basis point increase in the average yield, partially offset by a $2.6 million decrease in the average balance of cash and cash equivalents.

Interest expense increased $1.6 million, or 29.5%, to $6.9 million for the quarter ended June 30, 2023, compared to the quarter ended March 31, 2023, and increased $5.0 million, or 262.8%, compared to the quarter ended June 30, 2022. Interest expense on deposits increased $1.5 million, or 37.7%, to $5.5 million for the quarter ended June 30, 2023, compared to the previous quarter and increased $4.3 million, or 334.9%. from the comparable quarter in 2022. The increase from the previous quarter was primarily due to a 56 basis points increase in the average rate paid on interest-bearing deposits and, to a lesser extent, a $41.2 million increase in average balance of interest-bearing deposits. The increase from the comparable quarter in 2022 was due to an increase of $115.8 million in average balance of, and a 173 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 2.35% for the quarter ended June 30, 2023, compared to 1.79% and 0.62% for the quarters ended March 31, 2023 and June 30, 2022, respectively.

Interest expense on FHLB borrowings increased $50,000, or 3.9%, to $1.3 million for the second quarter of 2023 compared to the previous quarter and increased $721,000, or 115.5%, from the comparable quarter in 2022 primarily due to increases in the average rate paid on FHLB borrowings. The average balance of FHLB borrowings totaled $197.1 million during the quarter ended June 30, 2023, compared to $198.5 million and $170.3 million for the quarters ended March 31, 2023, and June 30, 2022, respectively. The average rate paid on FHLB borrowings was 2.73% for the quarter ended June 30, 2023, 2.61% for March 31, 2023, and 1.47% for the second quarter of 2022.

Annualized net interest margin decreased to 2.77% for the second quarter of 2023, compared to 3.04% for the first quarter of 2023 and 3.45% for the second quarter of 2022. The decrease in the net interest margin for the second quarter of 2023 compared to the first quarter of 2023 and the comparable quarter in 2022 was primarily due to the rate paid on interest-bearing liabilities increasing faster than the yield on interest-earning assets.

The provision for credit losses totaled $8,000 for the three months ended June 30, 2023, compared to $170,000 during the quarter ended March 31, 2023 and $200,000 for the quarter ended June 30, 2022. Net charge-offs during the second quarter of 2023 were $215,000, compared to net recoveries of $78,000 during the first quarter of 2023 and net charge-offs of $136,000 in the second quarter of 2022. Uncertainties relating to the level of our allowance for credit losses remains heightened as a result of continued concern about a potential recession due to inflation, rising interest rates, stock market volatility and the Russia-Ukraine conflict.

Noninterest income increased $82,000, or 7.4%, to $1.2 million for the quarter ended June 30, 2023 compared to the quarter ended March 31, 2023, and increased $2,000, or 0.1%, from the comparable quarter in 2022. The increase in noninterest income in the second quarter of 2023 from the first quarter of 2023 primarily resulted from an increase in card fee income and other income, partially offset by decreases in service fees on deposit accounts and loan and lease servicing fees. Card fee income increased $26,000, or 9.1%, to $313,000 for the quarter ended June 30, 2023 compared to the previous quarter, due to higher card usage. Other income increased $74,000, or 29.6%, to $325,000 for the quarter ended June 30, 2023 as compared to the prior quarter, due to fees earned from our participation in a loan hedging program with a correspondent bank, along with increased wealth management income. Service fees on deposit accounts decreased $5,000, or 1.9%, during the second quarter of 2023 as compared to the first quarter of 2023. Loan and lease servicing fees decreased $10,000, or 8.7%, to $110,000 in the second quarter of 2023 compared to the first quarter. The increase in noninterest income from the comparable quarter in 2022 was due to increases in other income, service fees on deposit accounts, and card fee income, partially offset by decreases in loan and lease servicing fees and net gains on loan and lease sales. Other income increased $99,000, or 43.8%, for the second quarter of 2023 compared to the same quarter in 2022 primarily due to fees earned from our participation in a loan hedging program with a correspondent bank, along with increased wealth management income. Service fees on deposit accounts increased $27,000, or 11.0%, in the second quarter of 2023 from the comparable quarter in 2022. Card fee income increased $11,000, or 3.8%, in the second quarter of 2023 due to higher card usage. Net gains on loan and lease sales decreased $68,000, or 30.5%, to $154,000 for the quarter ended June 30, 2023, compared to $222,000 for the comparable quarter in 2022 due to increased mortgage rates causing decreased mortgage banking activity. Loan and lease servicing fees decreased $68,000, or 38.4%, for the quarter ended June 30, 2023 compared to the comparable quarter in 2022 as a recovery of $76,000 was recognized in the second quarter of 2022.

Total noninterest expense decreased $25,000, or 0.3%, to $7.3 million for the three months ended June 30, 2023, compared to the first quarter of 2023, and increased $178,000, or 2.5%, compared to the same period in 2022. Salaries and employee benefits increased $30,000, or 0.7%, to $4.3 million for the quarter ended June 30, 2023, compared to the first quarter of 2023, and decreased $243,000, or 5.4%, compared to the quarter ended June 30, 2022. The increase in salaries and benefits in the second quarter of 2023 from the first quarter of 2023 was primarily due to the hiring of additional staff and increased group insurance expenses. The decrease in salaries and benefits in the second quarter of 2023 compared to the second quarter of 2022 was primarily due to decreased bonus expense. Deposit insurance expense increased $24,000, or 14.3%, for the quarter ended June 30, 2023, compared to the first quarter of 2023 primarily due to changes in the asset and deposit mix, and increased $111,000, or 137.0%, from the comparable quarter in 2022 also primarily due to a change in the asset and deposit mix. Equipment expenses decreased $65,000, or 19.7%, during the second quarter of 2023 as compared to the prior quarter, and decreased $57,000, or 17.7%, compared to the comparable quarter in 2022. Data processing fees decreased $15,000, or 1.7%, to $822,000 for the quarter ended June 30, 2023 compared to the first quarter of 2023, and increased $254,000, or 44.7%, compared to the quarter ended June 30, 2022. The increase during the second quarter of 2023 as compared to the second quarter of 2022 was primarily due to increased software and online services expenses. Advertising expense decreased $10,000, or 11.2%, in the second quarter of 2023 compared to the prior quarter due to decreased sponsorship expenses, and decreased $26,000, or 24.6%, as compared to the second quarter of 2022 due to decreased marketing production fees and sponsorship expenses. Other expenses decreased $32,000, or 3.3%, in the second quarter of 2023 compared to the prior quarter, and increased $126,000, or 16.0%, compared to the same quarter of 2022. The decrease in other expenses in the second quarter of 2023 from the first quarter of 2023 primarily was due to decreased employee related expenses. The increase in other expenses in the second quarter of 2023 from the comparable quarter in 2022 was primarily due to increased commission and employee related expenses.

Income tax expense decreased $57,000 during the three months ended June 30, 2023 compared to the quarter ended March 31, 2023, and decreased $407,000 compared to the quarter ended June 30, 2022, due to a lower level of pre-tax income compared to the first quarter of 2023 and the second quarter of 2022. The effective tax rate for the second quarter of 2023 was 15.0% compared to 15.5% in the first quarter of 2023, and 20.2% in the second quarter a year ago.

Balance Sheet Summary

Total assets increased $80.6 million, or 6.1%, to $1.4 billion at June 30, 2023 from December 31, 2022. The increase was primarily the result of an $81.3 million, or 8.5%, increase in loans and leases, net of allowance for credit losses, to $1.0 billion at June 30, 2023, partially offset by a decrease of $4.5 million, or 1.5%, in investment securities to $287.1 million at June 30, 2023.

The increase in loans and leases was attributable to an increase in commercial real estate loans, direct financing leases and multi-family loans of $43.4 million, $18.7 million and $16.6 million, respectively. Investment securities decreased primarily due to principal payments and maturities.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.5 million, or 0.81% of total loans and leases, at June 30, 2023, compared to $9.2 million, or 0.94%, at December 31, 2022. Accruing loans past due more than 90 days totaled $2.9 million at June 30, 2023, compared to $3.2 million at December 31, 2022.
On January 1, 2023, the Bank adopted the accounting standard referred to as the current expected credit loss, or CECL. As a result of the change in methodology from the incurred loss method to the CECL method, on January 1, 2023 the Company recorded a one-time adjustment from equity into the allowance for credit losses in the amount of $3.8 million, net of tax. The allowance for credit losses totaled $15.4 million, or 1.45% of total loans and leases outstanding at June 30, 2023. At December 31, 2022, the allowance for loan and lease losses totaled $12.4 million, or 1.27% of total loans and leases outstanding. Additionally, as a part of the CECL adoption, the Bank established an allowance for off-balance sheet commitments. This allowance, which is reported in other liabilities, totaled $2.1 million at June 30, 2023. Net charge-offs during the first half of 2023 were $137,000 compared to net charge-offs of $127,000 during the comparable period of 2022.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential credit losses as of June 30, 2023, which evaluation included consideration of a potential recession due to inflation, rising interest rates, stock market volatility, and the Russia-Ukraine conflict. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.
Total deposits increased $34.3 million, or 3.4%, to $1.0 billion at June 30, 2023, compared to December 31, 2022. The increase in deposits from December 31, 2022 primarily was due to an increase in brokered time deposits of $33.1 million and other time deposits of $23.6 million, partially offset by a decrease in savings and money market accounts of $13.0 million. Management attributes the shift in funds to customers taking advantage of higher rates being paid on time deposits in 2023 as a result of interest rate hikes enacted by the Federal Reserve. Brokered time deposits totaled $291.0 million, or 28.0% of total deposits, at June 30, 2023. Noninterest-bearing demand deposits decreased $1.7 million to $104.7 million at June 30, 2023 compared to $106.4 million at December 31, 2022, and totaled 10.1% of total deposits at June 30, 2023.

Stockholders’ equity totaled $130.8 million at June 30, 2023, a decrease of $2.1 million, or 1.6%, from December 31, 2022. The decrease in stockholders’ equity at June 30, 2023 from December 31, 2022 primarily was the result of the repurchase of $3.6 million of Company common stock, the payment of $3.0 million in dividends to Company stockholders and the one-time adjustment to retained earnings of $3.8 million for the adoption of CECL during the previous quarter, partially offset by $5.6 million in net income and a $1.5 million reduction in accumulated other comprehensive loss due to improvement in the fair market value of the available for sale investment portfolio.

During the quarter ended June 30, 2023, the Company repurchased a total of 237,072 shares of Company common stock at an average price of $10.26 per share. As of June 30, 2023, the Company had approximately 1,108,157 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 7,304 shares.

About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions; additional short-term interest rate increases by the Federal Reserve; recessionary pressures caused by inflation and the Federal Reserve actions to combat inflation; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended			Six Months Ended
SELECTED OPERATIONS DATA:	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
(In thousands, except for per share amounts)

Interest income	$16,223	$15,193	$12,448	$31,415	$24,390
Interest expense	6,890	5,322	1,899	12,211	3,788
Net interest income	9,333	9,871	10,549	19,204	20,602

Provision for credit losses(1)	8	170	200	178	400
Net interest income after provision for credit losses	9,325	9,701	10,349	19,026	20,202
Noninterest income	1,178	1,096	1,176	2,275	2,292
Noninterest expense	7,336	7,361	7,158	14,698	14,491
Income before income tax expense	3,167	3,436	4,367	6,603	8,003
Income tax provision	475	532	882	1,007	1,500

Net income	$2,692	$2,904	$3,485	$5,596	$6,503

Shares outstanding	11,449	11,686	11,848	11,449	11,848
Average shares outstanding:
Basic	10,403	10,600	10,763	10,501	10,905
Diluted	10,476	10,736	11,125	10,581	11,300
Earnings per share:
Basic	$0.26	$0.27	$0.32	$0.53	$0.60
Diluted	$0.26	$0.27	$0.31	$0.53	$0.58
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(1)As a result of the adoption of CECL on January 1, 2023, the provision for credit losses calculated prior to that date was determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the amounts are not directly comparable.

SELECTED FINANCIAL CONDITION DATA:	June 30, 2023	March 31, 2023	December 31, 2022
(In thousands, except for per share amounts)

Total assets	$1,409,187	$1,362,174	$1,328,620
Cash and cash equivalents	17,464	17,390	15,922
Interest-bearing time deposits	490	490	490
Investment securities	287,096	297,498	291,572
Loans and leases, net of allowance for credit losses(1)	1,043,024	989,117	961,691
Loans held for sale	340	—	474
Premises and equipment, net	13,539	13,493	13,668
Federal Home Loan Bank stock	10,802	10,082	9,947
Other assets	36,432	34,104	34,856
Deposits	1,039,573	1,030,034	1,005,261
Borrowings	226,000	183,500	180,000
Total stockholder’s equity	130,829	136,146	132,978

Book value (GAAP)	$130,829	$136,146	$132,978
Tangible book value (non-GAAP)	130,829	136,146	132,978
Book value per share (GAAP)	11.43	11.65	11.28
Tangible book value per share (non-GAAP)	11.43	11.65	11.28
________________________________________________
(1)As a result of the adoption of CECL on January 1, 2023, the allowance amounts calculated prior to that date were determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the balances are not directly comparable.

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	June 30, 2023	March 31, 2023	December 31, 2022

Commercial mortgage	$341,475	$321,314	$298,087
Commercial and industrial	114,162	97,880	100,420
Construction and development	117,029	125,521	139,923
Multi-family	141,545	132,407	124,914
Residential mortgage	159,753	152,376	146,129
Home equity	10,492	10,923	11,010
Direct financing leases	152,181	143,281	133,469
Consumer	22,657	21,604	21,048

Total loans and leases	$1,059,294	$1,005,306	$975,000

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	June 30, 2023	March 31, 2023	December 31, 2022

Noninterest-bearing demand	$104,691	$96,827	$106,415
Interest-bearing demand	149,770	148,798	157,429
Savings and money market	267,624	275,006	280,666
Non-brokered time deposits	226,493	218,262	202,862
Brokered time deposits	290,995	291,141	257,889

Total deposits	$1,039,573	$1,030,034	$1,005,261

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended June 30,
	2023			2022
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,029,162	$14,098	5.48%	$875,801	$10,682	4.88%
Securities	294,076	1,810	2.46%	323,078	1,656	2.05%
FHLB stock	10,136	180	7.10%	9,781	78	3.19%
Cash and cash equivalents and other	12,646	135	4.24%	15,254	32	0.84%
Total interest-earning assets	1,346,020	16,223	4.82%	1,223,914	12,448	4.07%
Non-earning assets	43,557			41,860
Total assets	1,389,577			1,265,774

Interest-bearing liabilities:
Savings and money market accounts	288,124	1,356	1.88%	296,224	388	0.52%
Interest-bearing checking accounts	146,396	236	0.64%	169,618	111	0.26%
Certificate accounts	507,630	3,953	3.11%	360,498	776	0.86%
Borrowings	197,137	1,345	2.73%	170,264	624	1.47%
Total interest-bearing liabilities	1,139,287	6,890	2.42%	996,604	1,899	0.76%
Noninterest-bearing demand deposits	103,231			113,887
Other liabilities	13,315			8,323
Stockholders’ equity	133,744			146,960
Total liabilities and stockholders’ equity	1,389,577			1,265,774

Net interest income		$9,333			$10,549
Net earning assets	$206,733			$227,310

Net interest rate spread(1)			2.40%			3.31%
Net interest margin(2)			2.77%			3.45%
Average interest-earning assets to average interest-bearing liabilities	118.15%			122.81%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2023			2022
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,006,806	$27,291	5.42%	$862,940	$20,948	4.86%
Securities	294,510	3,606	2.45%	338,289	3,242	1.92%
FHLB stock	10,087	318	6.31%	9,844	161	3.27%
Cash and cash equivalents and other	11,114	200	3.60%	16,970	39	0.46%
Total interest-earning assets	1,322,517	31,415	4.75%	1,228,043	24,390	3.97%
Non-earning assets	43,909			38,818
Total assets	1,366,426			1,266,861

Interest-bearing liabilities:
Savings and money market accounts	283,840	2,353	1.66%	280,313	725	0.52%
Interest-bearing checking accounts	149,787	425	0.57%	167,630	208	0.25%
Certificate accounts	488,034	6,792	2.78%	362,011	1,591	0.88%
Borrowings	197,823	2,641	2.67%	176,845	1,264	1.43%
Total interest-bearing liabilities	1,119,484	12,211	2.18%	986,799	3,788	0.77%
Noninterest-bearing demand deposits	100,271			112,393
Other liabilities	13,660			7,450
Stockholders’ equity	133,011			160,219
Total liabilities and stockholders’ equity	1,366,426			1,266,861

Net interest income		$19,204			$20,602
Net earning assets	$203,033			$241,244

Net interest rate spread(1)			2.57%			3.20%
Net interest margin(2)			2.90%			3.36%
Average interest-earning assets to average interest-bearing liabilities	118.14%			124.45%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Performance ratios:
Return on average assets (annualized)	0.77%	0.86%	1.01%	0.99%	1.10%
Return on average equity (annualized)	8.05%	8.78%	10.40%	8.94%	9.41%
Yield on interest-earning assets	4.82%	4.68%	4.52%	4.25%	4.07%
Rate paid on interest-bearing liabilities	2.42%	1.94%	1.42%	1.04%	0.76%
Average interest rate spread	2.40%	2.74%	3.10%	3.21%	3.31%
Net interest margin (annualized)(1)	2.77%	3.04%	3.33%	3.39%	3.45%
Operating expense to average total assets (annualized)	2.11%	2.19%	2.43%	2.41%	2.27%
Efficiency ratio(2)	69.79%	67.12%	66.66%	66.03%	61.05%
Average interest-earning assets to average interest-bearing liabilities	118.15%	118.13%	118.97%	121.68%	122.81%
Asset quality ratios:
Non-performing assets to total assets(3)	0.62%	0.66%	0.69%	0.67%	0.64%
Non-performing loans and leases to total gross loans and leases(4)	0.81%	0.86%	0.94%	0.92%	0.89%
Allowance for credit losses to non-performing loans and leases(4)(5)	180.44%	179.80%	135.28%	147.12%	153.32%
Allowance for credit losses to total loans and leases(5)	1.45%	1.54%	1.27%	1.35%	1.37%
Net (recoveries) charge-offs (annualized) to average outstanding loans and leases during the period	0.08%	(0.03)%	0.06%	0.01%	0.06%
Capital ratios:
Equity to total assets at end of period	9.28%	9.99%	10.01%	9.77%	10.93%
Average equity to average assets	9.62%	9.85%	9.70%	11.04%	11.72%
Common equity tier 1 capital (to risk weighted assets)(6)	12.77%	13.14%	13.23%	13.59%	15.55%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.81%	10.95%	11.20%	11.29%	12.74%
Tier 1 risk-based capital (to risk weighted assets)(6)	12.77%	13.14%	13.23%	13.59%	15.55%
Total risk-based capital (to risk weighted assets)(6)	14.02%	14.39%	14.31%	14.74%	16.72%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	183	181	181	184	177
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)As a result of the adoption of CECL on January 1, 2023, the allowance for credit losses calculated prior to that date was determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the balances are not directly comparable.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Bradley M. Glover, Acting Chief Financial Officer
(765) 962-2581